                           Schedule 14C Information
                           ------------------------

                Information Statement Pursuant to Section 14(c)
                    of the Securities Exchange Act of 1934
                              (Amendment No.   )


Check the appropriate box:

/ /   Preliminary Information Statement
/ /   Confidential for Use of the
      Commission Only (as permitted by
      Rule 14c-5(d)(2))
/X/   Definitive Information Statement


                    (Name of Registrant as Specified in Charter)

                          Graybar Electric Company, Inc.
                      -------------------------------------


Payment of Filing Fee (Check the appropriate box):

/X/   No fee required.

/ /   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.


(1)   Title of each class of securities to which transaction applies:


      -------------------------------------------------------------------------


(2)   Aggregate number of securities to which transaction applies:


      -------------------------------------------------------------------------


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):



      -------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction:


      -------------------------------------------------------------------------

(5)   Total Fee Paid:


      -------------------------------------------------------------------------


/ /   Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:

      -------------------------------------------------------------------------


(2)   Form, Schedule or Registration Statement No.:

      -------------------------------------------------------------------------


(3)   Filing Party:

      -------------------------------------------------------------------------


(4)   Date Filed:

      -------------------------------------------------------------------------

                    GRAYBAR ELECTRIC COMPANY, INC.
                      34 NORTH MERAMEC AVENUE
                      CLAYTON, MISSOURI 63105

                          _________________

                        INFORMATION STATEMENT
                          _________________


     This Information Statement is furnished to each holder of Common Stock of Graybar Electric Company, Inc. (the "Company") and each holder of a Voting Trust Certificate issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company to be held at 9:30 A.M. on June 10, 1999 at 8000 Forsyth Boulevard, Clayton, Missouri 63105.

     The record holders of Common Stock outstanding at the close of business on April 21, 1999 will be entitled to attend and to vote at the meeting. On April 21, 1999, there were outstanding 5,789,826 shares of Common Stock. Each share is entitled to one vote.

     As of April 21, 1999, 94% or 5,459,170 of the issued and outstanding shares of Common Stock of the Company were held of record in the names of C. L. Hall, R. H. Haney, G. W. Harper, R. D. Offenbacher and R. A. Reynolds, Jr., all of 34 North Meramec Avenue, Clayton, Missouri 63105, as Voting Trustees under a Voting Trust Agreement dated as of April 1, 1997, relating to the Common Stock of the Company.
The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement but do not have the power of disposition as to such shares. Such voting power is sufficient to assure election of the persons nominated by the Board of Directors for election as directors and approval of any other matters brought before the meeting. The Voting Trustees have indicated as a group that they will vote the shares of Common Stock held by them in favor of the persons nominated by the Board of Directors for election as directors. The Voting Trust Agreement terminates on March 31, 2007, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the holders of Voting Trust Certificates representing at least seventy-five percent of the number of shares of Common Stock deposited thereunder.

     This Information Statement will be sent to holders of Common Stock and holders of Voting Trust Certificates on or about May 12, 1999.


          ----------------------------------------------
             WE ARE NOT ASKING YOU FOR A PROXY AND YOU
               ARE REQUESTED NOT TO SEND US A PROXY.
          ----------------------------------------------

                  DIRECTORS AND EXECUTIVE OFFICERS

NOMINEES FOR ELECTION AS DIRECTORS

     Fifteen directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The persons nominated by the Board of Directors for election as directors are presently directors of the Company and are named in the table below. Certain additional information concerning them is set forth in the table.

                                                                                    NUMBER OF
                                                                                    SHARES OF
                                                                                     COMMON
                                                                                     STOCK
                                                                     YEAR IN      BENEFICIALLY
                                                                      WHICH         OWNED ON
                                                                     BECAME A      APRIL 21,
NAME               AGE     BUSINESS EXPERIENCE LAST FIVE YEARS       DIRECTOR     1999<F1><F2>
----               ---     -----------------------------------       --------     ------------
R. A. Cole          49    Employed by Company in 1972, Branch          1998           2,955
                          Manager 1985 to 1994, District Manager
                          1994 to 1995, District Vice President
                          1995 to present.

T. F. Dowd          55    Employed by Company in 1997, Vice            1997           1,224
                          President, Secretary and General Counsel
                          September 1997 to present.  Partner,
                          Bryan Cave (law firm) 1989 to 1997.

T. S. Gurganous     49    Employed by Company in 1973, District        1995           4,183
                          Manager 1990 to 1995, District Vice
                          President 1995 to present.

C. L. Hall          61    Employed by Company in 1959, District        1989          10,259
                          Manager 1981 to 1994, Executive Vice
                          President 1994 to 1995, President 1995
                          to present.

R. H. Haney         56    Employed by Company in 1962, District        1991           7,430
                          Manager 1985 to 1995, Senior Vice
                          President 1995 to present.

G. W. Harper        62    Employed by Company in 1957, Vice            1990           7,615
                          President, Operations 1990 to present.

W. L. King          63    Employed by Company in 1958, District        1998           6,785
                          Manager 1989 to 1995, District Vice
                          President 1995 to present.


                                2

                                                                                    NUMBER OF
                                                                                    SHARES OF
                                                                                     COMMON
                                                                                     STOCK
                                                                     YEAR IN      BENEFICIALLY
                                                                      WHICH         OWNED ON
                                                                     BECAME A      APRIL 21,
NAME               AGE     BUSINESS EXPERIENCE LAST FIVE YEARS       DIRECTOR     1999<F1><F2>
----               ---     -----------------------------------       --------     ------------
J. C. Loff          49    Employed by Company in 1980, District        1998           2,983
                          Manager 1993 to 1995, District Vice
                          President 1995 to present.

G. J. McCrea        59    Employed by Company in 1963, District        1995           6,004
                          Manager 1987 to 1995, District Vice
                          President 1995 to present.

R. D. Offenbacher   48    Employed by Company in 1968, District        1994           5,129
                          Manager 1990 to 1995, District Vice
                          President 1995 to present.

R. A. Reynolds, Jr. 50    Employed by Company in 1972, Vice            1993           5,786
                          President 1991 to 1994, Senior Vice
                          President 1995 to present.

J. R. Seaton        64    Employed by Company in 1982, Comptroller     1982           9,124
                          1982 to present, Vice President 1985 to
                          present.

C. R. Udell         54    Employed by Company in 1965, Vice            1996           6,023
                          President 1993 to present.

J. F. Van Pelt      60    Employed by Company in 1985, Vice            1986           6,317
                          President, Human Resources 1986 to
                          present.

J. W. Wolf          59    Employed by Company in 1962, Vice            1989           8,725
                          President and Treasurer 1989 to present.

--------------
<F1>  All the shares of Common Stock listed are held of record by the
      Voting Trustees under the Voting Trust Agreement dated as of April 1, 1997. No single director owned beneficially more than 1% of the outstanding Common Stock or Voting Trust Certificates except for the Voting Trustees who, as a group, possessed the voting power associated with approximately 94% of the outstanding shares of Common Stock but who possessed no power of disposition with respect to such shares.

<F2>  As of April 21, 1999, all officers and directors as a group, including those individuals listed above (33 persons), owned Voting Trust Certificates representing 151,522 shares of Common Stock (approximately 3% of the outstanding). No officer or director owns shares of Common Stock of record.

COMMITTEES

   The Company has an Audit Committee, which met two times in 1998, and a Compensation Committee, which met 11 times in 1998. Messrs. McCrea, Cole, Loff and King are the current members of the Audit Committee. Generally, this Committee meets with the Company's internal auditors, corporate officers and the Company's independent auditors on matters relating to corporate financial reporting and accounting procedures and policies, the adequacy of the Company's financial accounting and operating controls and systems and the scope of the audits of both the independent auditors and internal auditors. The Audit Committee reviews and reports to the Board of Directors on the results of such audits and its recommendations relating to financial reporting and accounting practices and policies. Messrs. Haney, Harper, Reynolds, Seaton and Van Pelt serve on the Compensation Committee which in consultation with independent compensation specialists reviews the Company's compensation policy and makes recommendations to the President with respect to program changes. The Company has no nominating committee.

BOARD AND COMMITTEE ATTENDANCE

   The Board of Directors met four times in 1998. All incumbent directors attended more than 75% of the total number of meetings of the Board and all committees of which they were members.

DIRECTOR COMPENSATION

   Directors are paid a meeting fee of $300 for each Board meeting attended. Four meetings of the Board occur each year.

EXECUTIVE COMPENSATION

   The following table summarizes the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal year 1998, as well as the total compensation paid to each such individual for the Company's two previous fiscal years.

                               SUMMARY COMPENSATION TABLE
                                                 Annual Compensation
 Name and Principal                        --------------------------------     All Other <F3>
     Position               Year           Salary<F1>         Bonus<F1><F2>      Compensation
-------------------         ----           --------------------------------     --------------
C. L. Hall,                 1998            336,798              366,436            88,364
President and Chief         1997            306,180              342,922            80,413
Executive Officer           1996            278,340              289,474            62,434

J. R. Seaton,               1998            191,502              169,289            46,945
Vice President              1997            186,386              169,611            45,957
                            1996            182,290              154,036            41,997

R. H. Haney,                1998            180,418              159,490            42,461
Senior Vice President       1997            160,666              146,206            38,833
                            1996            150,282              126,988            33,692

R. A. Reynolds, Jr.,        1998            180,418              159,490            42,461
Senior Vice President       1997            160,666              146,206            38,833
                            1996            150,282              126,988            33,692

J. W. Wolf,                 1998            165,114              145,962            39,888
Vice President              1997            155,730              141,715            37,865
                            1996            147,630              124,748            33,649

---------
<F1> Includes amounts accrued and deferred pursuant to deferred compensation agreements with certain employees who were not eligible to participate in the employee contribution portion of the Profit Sharing and Savings Plan. These agreements provide for deferral of from 2% to 15% of salary in 1996, 1997, 1998 and 1999 and 2% to 25% of bonus payments in 1996, 1997, 1998 and 1999. Payment of sums deferred will generally be made in five or ten annual installments commencing on retirement or in a lump sum on termination of service other than by retirement. Interest is credited to sums deferred at the rate applicable to the fixed income account of the Profit Sharing and Savings Plan at the end of each calendar quarter.

<F2> Bonus paid on March 15th each year under the Company's Management
     Incentive Plan with respect to services rendered during the prior year. The Company's Management Incentive Plan covers all officers of the Company and other management employees. In accordance with this Plan, each participant has a guideline incentive, ranging from 20% to 80% of base salary. This guideline is subject to a year-end adjustment based on performance against Plan goals. The adjustments are based on objective measurements, such as sales and profits, but may be varied at the discretion of the president and district vice presidents. Participants may earn a maximum of 150% of the applicable guideline.

<F3> Profit sharing contributions accrued for the years indicated.  The profit sharing contribution for 1996 was made on March 31, 1997, the profit sharing contribution for 1997 was made on March 31, 1998 and the profit sharing contribution for 1998 was made on March 31, 1999. Contributions by the Company under

                                5

     the Profit Sharing and Savings Plan are made at the discretion of the Board of Directors for eligible employees and, subject to certain exceptions, are made in proportion to their annual compensation. Except as otherwise provided in the Profit Sharing and Savings Plan and the related Trust Agreement, the monies held in trust thereunder are paid to employees upon termination of employment for any reason including their retirement or, in the event of their death prior to the complete distribution of their interests, are paid to their estates or designated beneficiaries. In addition, the column headed "All Other Compensation" also includes payments made to the deferred compensation accounts of the respective individuals based on contribution limitations contained in Sections 401 and 415 of the Internal Revenue Code. For 1998, $49,851 was credited to Mr. Hall's deferred compensation account in this regard. Similarly, $16,898, $13,391, $13,391 and $15,403 were credited to the deferred compensation accounts of Messrs. Seaton, Haney, Reynolds and Wolf, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During the fiscal year ended December 31, 1998, the members of the Compensation Committee of the Board of Directors were Messrs. Haney, Harper, Reynolds, Seaton and Van Pelt, all of whom were officers and employees of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee establishes the general compensation policies of the Company and makes specific recommendations to the Board of Directors with respect to such compensation, including the chief executive officer's salary.

   The chief executive officer's salary and salary range, as well as the salaries and ranges for all other employees, including those officers identified in the Summary Compensation Table, are established in consultation with retained professional compensation consultants after consideration of data developed by the Company's Human Resources Department. The data examined includes information collected from federal and state agencies, trade associations, compensation specialists, employment consultants and marketplace observations.

   The chief executive officer's bonus, as well as bonuses for all other exempt employees including those listed in the Summary Compensation Table, are determined by reference to the Management Incentive Plan which has been an integral part of the Company's compensation practice for over twenty-five years. The Plan provides that employees can earn as much as 30% of salary as a bonus at the lower end of the exempt salary scale to 120% of salary as a bonus at the level of president and chief executive officer. The specific bonus level is determined by each operating unit's performance measured against objectives established at the beginning of each year. The chief executive officer's bonus, as well as the bonuses of the other officers named in the Summary Compensation Table, are determined by aggregating the performance of each operating unit and measuring this total against the aggregated objectives. Performance measures included in the Plan are a percentage of budget attainment (for sales, gross margin and net profit) and return on sales.

/s/     R. H. Haney            J. R. Seaton
        G. W. Harper           J. F. Van Pelt
        R. A. Reynolds, Jr.

PENSION PLAN

   The Company has a qualified defined benefit pension plan covering all eligible full-time employees. Employees become fully vested after 5 years of service. Generally, employees may retire and begin receiving pensions at the age of 65, or earlier if they are at least age 60 with 20 years of credited service. Prior to January 1, 1993, employees could retire and begin receiving pensions at age 55 with 20 years or more of credited service, at age 50 with 25 years of credited service, or any age with 30 years of credited service under the plan. Employees who had completed 15 years of service on December 31, 1992 may still retire and receive their entire benefit under the pre-1993 rule, but employees who had not completed 15 years of service on December 31, 1992 can receive only the benefit accrued on December 31, 1992 under the old rule, and the benefit accrued after that date under the new rule.

   The following table sets forth annual benefits which would become payable under the Company's pension plan or supplemental benefits plan based on certain assumptions as to covered compensation and years of credited service without giving effect to any applicable Social Security offset.

                                    PENSION PLAN TABLE
                                              Years of Service
   Covered       ---------------------------------------------------------------------------
Compensation          20              25              30              35             40
------------       --------        --------        --------        --------       --------
 $  300,000        $ 60,000        $ 75,000        $ 90,000        $105,000       $120,000
 $  400,000        $ 80,000        $100,000        $120,000        $140,000       $160,000
 $  600,000        $120,000        $150,000        $180,000        $210,000       $240,000
 $  800,000        $160,000        $200,000        $240,000        $280,000       $320,000
 $1,000,000        $200,000        $250,000        $300,000        $350,000       $400,000

   An employee's annual pension income is based on the employee's average covered compensation during the sixty consecutive months preceding retirement in which earnings were highest, multiplied by one percent for each year of credited service and offset by an amount which cannot exceed limitations imposed by the Internal Revenue Code. As of December 31, 1998, the years of credited service for the executive officers named in the Summary Compensation Table were as follows: C. L. Hall - 39, J. R. Seaton - 16, R. H. Haney - 36, R. A. Reynolds, Jr. - 26, and J. W. Wolf - 36. The amounts of salary and bonus in the Summary Compensation Table are substantially equivalent to covered compensation under the plan. To the extent that annual benefits exceed limitations imposed by the Internal Revenue Code of 1986, as amended, such benefits will be paid out of the general revenues of the Company by means of a supplemental benefits plan.

COMPANY PERFORMANCE

   The following graph shows a five-year comparison of cumulative total returns for the Company, the Standard & Poor's Composite Index of 500 Stocks and the Standard & Poor's Electrical Equipment Index.
The companies included in the S&P Electrical Equipment Index are AMP Incorporated, Emerson Electric Co., General Electric Company, Honeywell Inc., Raychem Corporation, Rockwell International Corp., Solectron Corporation and Thomas & Betts Corp. The market value of Graybar stock, in the absence of a public market, assumes continuation of the Company's practice of repurchasing offered securities at $20.00 per share.

                    TOTAL SHAREHOLDERS' RETURNS

                             [GRAPH]

=====================================================================================================================
                                    1993           1994           1995           1996           1997          1998
---------------------------------------------------------------------------------------------------------------------
Graybar Electric Company, Inc.     $100.00        $110.32        $128.93        $142.23        $164.34        $198.48
---------------------------------------------------------------------------------------------------------------------
S&P 500 Index                      $100.00        $101.32        $139.40        $171.40        $228.59        $293.91
---------------------------------------------------------------------------------------------------------------------
S&P Electrical Equipment Index     $100.00        $101.17        $141.97        $194.98        $274.77        $368.77
=====================================================================================================================


   Assumes $100 invested on December 31, 1993 and reinvestment of dividends (including the $1.10 cash dividend paid by the Company on January 3, 1994).

               RELATIONSHIP WITH INDEPENDENT AUDITORS

   Ernst & Young LLP audited the financial statements of the Company and its subsidiaries in 1998 and will be considered for reappointment by the Board of Directors in June 1999. A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting of Shareholders.

                           MISCELLANEOUS

   Effective October 1, 1998, the Company renewed insurance from the Federal Insurance Company (a member of the Chubb Group), a portion of which insures employees including directors and officers against liabilities imposed on them as a result of their employment with the Company at an annual cost to the Company through September 30, 1999 of $69,388.

   The management of the Company knows of no other matters to be brought before the meeting.

                 By Order of the Board of Directors

                           THOMAS F. DOWD
                             Secretary

May 12, 1999

   A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND
EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR 1998 WILL BE MADE
AVAILABLE UPON WRITTEN REQUEST ADDRESSED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

                          _______

                       G R A Y B A R

                   ELECTRIC COMPANY, INC.








                   INFORMATION STATEMENT












                        MAY 12, 1999

                                 APPENDIX

     Page 8 of the printed information statement contains a Total Shareholders Returns graph. The information contained within the graph is restated in the table immediately following the graph.